Exhibit C

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into this 14 day of October, 2014, by and between Western Refining, Inc., an Arizona corporation (the “Transferor”) and Giant Industries, Inc., a Delaware corporation (the “Transferee”). Transferor and Transferee are each referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Transferee is a wholly-owned subsidiary of the Transferor;

WHEREAS, on October 14, Western Refining Company, L.P., a Delaware limited partnership, assigned 6,998,500 common units of Western Refining Logistics, LP, a Delaware limited partnership (the “MLP”), and 6,643,730 subordinated units of the MLP (collectively, the “MLP Interests”), to the Transferor;

WHEREAS, the Transferor desires to enter into this Agreement to contribute, convey, transfer and deliver all of the MLP Interests, which shall include, without limitation, any and all income, distributions, value, rights, benefits and privileges associated therewith or deriving therefrom (collectively, the “Contributed Interests”) to the Transferee;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Contribution. The Transferor does hereby CONTRIBUTE, CONVEY, TRANSFER AND DELIVER to the Transferee the Contributed Interests, and the Transferee hereby accepts the same.

2. Warranties. The Transferor does hereby bind itself and its successors and assigns to warrant and forever defend title to all and singular the Contributed Interests unto the Transferee and the Transferee’s successors and assigns, against any person whomsoever lawfully claiming the same or any part thereof.

3. General Provisions.

(a) Further Assurances. The Parties shall use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement.

(b) Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(c) Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(d) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

(f) Consent to Jurisdiction. The Parties voluntarily and irrevocably submit to the jurisdiction of the courts of the state of Texas and the federal courts of the United States of America in Harris County, Texas over any dispute between or among the Parties arising out of this Agreement.

(g) Amendments. Subject to the provisions of applicable law, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by the Parties.

(h) Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the Parties as of the date and year first above written.

TRANSFEROR:

WESTERN REFINING, INC.

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	President – Refining and Marketing

TRANSFEREE:

GIANT INDUSTRIES, INC.

By:	/s/ Jeff A. Stevens
Name:	Jeff A. Stevens
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT